Exhibit 5.1

July 2, 2024

Vaxart, Inc.

170 Harbor Way

Suite 300

South San Francisco, California 94080

Ladies and Gentlemen:

Vaxart, Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of a total of 16,800,000 shares of common stock, $0.0001 par value, of the Company (the “Common Stock”), consisting of (1) 15,000,000 shares of Common Stock that are issuable at any time or from time to time under the Company’s 2019 Equity Incentive Plan (as amended to date, the “Incentive Plan”), and (2) 1,800,000 shares of Common Stock that are issuable at any time or from time to time under the Company’s 2022 Employee Stock Purchase Plan (as amended to date, the “ESPP”) .

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion letter is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined the Incentive Plan, the ESPP, the Registration Statement, the certificate of incorporation of the Company, and the bylaws of the Company (each as amended and/or restated as of the date hereof) and such other records, instruments, and documents as we have deemed advisable in order to render this opinion letter. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity to original documents of all documents, certificates, and instruments submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. Our opinion set forth below is based on the text of the Incentive Plan and the ESPP as referenced in the Exhibits Index to the Registration Statement and is limited to the General Corporation Laws of the State of Delaware as currently in effect (the “DGCL”), and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

As a result of the foregoing, and subject to the further limitations, qualifications, and assumptions set forth herein, we are of the opinion that, under the laws of the State of Delaware, when issued pursuant to the Incentive Plan or the ESPP, the Common Stock that is the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

In rendering this opinion, we have assumed that (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any of the shares of Common Stock under the Incentive Plan and the ESPP; (b) the shares of Common Stock issued pursuant to the Incentive Plan and the ESPP will be evidenced by appropriate certificates, duly executed and delivered, or the Company’s Board of Directors has adopted or will adopt a resolution providing that all of the shares of Common Stock shall be uncertificated in accordance with Section 158 of the DGCL prior to their issuance; (c) the issuance of each share of Common Stock issued pursuant to the Incentive Plan and the ESPP will be duly noted in the Company’s stock ledger upon its issuance; (d) the Company will receive consideration for each share of Common Stock issued pursuant to the Incentive Plan and the ESPP at least equal to the par value of such share of Common Stock and in the amount required by the Incentive Plan (or the award agreement issued thereunder), the ESPP, and the Authorizing Resolutions (as defined below), (e) the resolutions authorizing the Company to issue the Common Stock pursuant to the Incentive Plan and the ESPP (the “Authorizing Resolutions”) will be in full force and effect at all times at which the Common Stock is issued by the Company, and that the Company will take no action inconsistent with the Authorizing Resolutions, and (f) each award under the Incentive Plan and the ESPP will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP